Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES A 5.85% NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

AMERICAN INTERNATIONAL GROUP, INC.

(Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware)

American International Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) on May 15, 2024:

RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted to and vested in the Board in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board, by resolutions duly adopted, authorized the issuance of a series of 20,000 shares of Series A 5.85% Non-Cumulative Perpetual Preferred Stock, par value $5.00 per share (the “Series A Preferred Stock”), of the Corporation, and established the voting and other powers, and the relative rights and preferences, and the qualifications, limitations and restrictions thereof, and, on March 8, 2019, filed a Certificate of Designations with respect to the Series A Preferred Stock (the “Series A Preferred Certificate of Designations”) in the office of the Secretary of State of the State of Delaware;

FURTHER RESOLVED, that no shares of the Series A Preferred Stock are outstanding and no shares of the Series A Preferred Stock will be issued subject to the Series A Preferred Certificate of Designations; and

FURTHER RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation of the Corporation all matters set forth in the Series A Preferred Certificate of Designations with respect to the Series A Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer this 15th day of May, 2024.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Christina Banthin
Name: Christina Banthin
Title: Senior Vice President and Corporate Secretary

[Signature Page to Series A Preferred Stock Certificate of Elimination]